                                                -------------------------------
                                                l         OMB APPROVAL        l
                                                -------------------------------
                                                l OMB Number:       3235-0145 l
                                                l Expires:  December 31, 1997 l
                                                l Estimated average burden    l
                                                l hours per response....14.90 l
                                                -------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.      )*

                             HORIZON BANCORP, INC.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  440406 10 6
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)                Page 1 of 5 pages

CUSIP NO.  440406 10 6                13G                     PAGE 2 OF 5 PAGES

    1)  NAME OF REPORTING PERSON

                        BANK OF RALEIGH TRUST AND FINANCIAL SERVICES DIVISION

        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        55-0637607


    2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)   / /
                                                                (b)   / /

    3)  SEC USE ONLY


    4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                        UNITED STATES OF AMERICA


    NUMBER OF SHARES             5) SOLE VOTING POWER
    BENEFICIALLY OWNED
    BY EACH REPORTING                   154,183
    PERSON WITH
                                 6) SHARED VOTING POWER


                                 7) SOLE DISPOSITIVE POWER

                                        154,183

                                 8) SHARED DISPOSITIVE POWER


    9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        154,183

   10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


   11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        5.4

   12)  TYPE OF REPORTING PERSON*
                                        BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages

Item 1(a).  Name of Issuer:

        HORIZON BANCORP, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices:

        P.O. BOX D
        BECKLEY, WEST VIRGINIA 25802-2803

Item 2(a).  Name of Person Filing:

        BANK OF RALEIGH TRUST AND FINANCIAL SERVICES DIVISION

Item 2(b).  Address of Principal Business Office or, if none, Residence:

        P.O. BOX D
        BECKLEY, WEST VIRGINIA 25802-2803

Item 2(c).  Citizenship:

        UNITED STATES OF AMERICA

Item 2(d).  Title of Class of Securities:

        COMMON STOCK

Item 2(e).  CUSIP Number:

        440406 10 6

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (Not Applicable)

                               Page 3 of 5 pages

Item 4.  Ownership:

        (a) Amount Beneficially Owned:

                154,183

        (b) Percent of Class:

                5.4

        (c) Number of shares as to which such person has:
            (i) sole power to vote or to direct the vote

                  154,183

            (ii) shared power to vote or to direct the vote


            (iii) sole power to dispose or to direct the disposition of

                  154,183

            (iv) shared power to dispose or to direct the disposition of


Item 5.  Ownership of Five Percent or Less of a Class:

        (Not Applicable)

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

        (Not Applicable)

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

        (Not Applicable)

Item 8.  Identification and Classification of Members of the Group:

        (Not Applicable)

Item 9.  Notice of Dissolution of Group:

        (Not Applicable)

                               Page 4 of 5 pages

Item 10. Certification:

        (Not Applicable)


Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        FEBRUARY 12, 1996
------------------------------------------------------------------------------
Date


        BANK OF RALEIGH TRUST AND FINANCIAL SERVICES DIVISION


------------------------------------------------------------------------------
Signature


        JOHN CHANDLER, TRUST OFFICER

        /s/ JOHN CHANDLER
------------------------------------------------------------------------------
Name/Title

                               Page 5 of 5 pages